Exhibit 10.14

[FORM OF]
SERIES A PREFERRED STOCK
EXCHANGE AGREEMENT

     THIS SERIES A PREFERRED STOCK EXCHANGE AGREEMENT (this “Agreement”), dated as of August    , 2004, is by and between Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), and each of the holders of the Company’s Series A Preferred Stock listed on Schedule I hereto (each, a “Holder” and collectively, the “Holders”).

W I T N E S S E T H :

     WHEREAS, on August [17], 2004, the Company will issue an aggregate of [     ] shares of its common stock, par value $0.01 per share (the “Common Shares”), in an initial public offering (the “IPO”);

     WHEREAS, each Holder owns the number of shares of Series A Preferred Stock of the Company set forth opposite its name on Schedule I hereto (the “Preferred Shares”), in each case representing the aggregate liquidation preference applicable to each Holder’s Preferred Shares, which shall be determined in accordance with the Certificate of Designations for the Preferred Shares and the stockholders’ agreement (as amended) of the Company (the “Exchange Value”);

     WHEREAS, substantially concurrently with the consummation of the IPO and following the 100,000-for-one reverse split of the Common Shares, each Holder and the Company has proposed to exchange such Holder’s Preferred Shares for the number of the Common Shares obtained by dividing the Exchange Value of such Holder’s Preferred Shares by the price at which the Common Shares are offered to the public pursuant to the IPO (the “IPO Price”) (such number of Common Shares, the “Exchange Amount”); and

     WHEREAS, the parties intend each of the exchanges to be effected hereunder to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (a “Recapitalization”).

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Exchange.

     1.1 Exchange. Each Holder shall acquire from the Company at the Closing (as de fined below), and the Company shall issue and deliver to each Holder, upon the terms and subject to the conditions set forth in this Agreement, the number of Common Shares equal to the Exchange Amount applicable to such Holder in exchange for the number of Preferred Shares owned by such Holder, issuable upon the date of the Closing. Each Holder shall grant, convey, transfer and deliver to the Company, upon the terms and subject to the conditions set forth in this Agreement, all right, title and interest in and to such Holder’s Preferred Shares as of the date of the Closing.

     1.1. Sole Consideration. The sole consideration to be issued by the Company to each Holder in exchange for each Holder’s Preferred Shares is the number of Common Shares equal to the Exchange Amount; provided the Company shall not be required to issue fractions of Common Shares upon exchange of each Holder’s Preferred Shares and each Holder shall not be entitled to receive any consideration whatsoever in respect of any such fractions of Common Shares otherwise issuable.

     1.2. Plan of Reorganization. This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Unless otherwise required by law (including the good faith resolution of an audit), each party hereto shall treat each exchange of Preferred Shares for Common Shares to which it is a party as a Recapitalization for all income tax purposes.

     2. The Closing. The closing (the “Closing”) of the exchange of each Holder’s Preferred Shares for Common Shares shall take place at the offices of Cahill Gordon & Reindel LLP, located at 80 Pine Street, New York, New York 10005, or its designated agent, at 8:00 AM Eastern Standard Time on August [17], 2004, or such later time and date as the Company and the Holders may agree. At the Closing, the Company shall deliver to each Holder a certificate, in the name of such Holder, evidencing the acquisition by such Holder of the Common Shares issuable to such Holder. Simultaneously at the Closing, each Holder shall deliver to the Company the Holder’s Preferred Shares, together with any reasonably requested instruments of transfer duly endorsed in blank. Each Holder understands that the Company intends to promptly deliver such Holder’s Preferred Shares to the transfer agent for the Preferred Shares (the “Transfer Agent”) for cancellation. Accordingly, each Holder agrees to deliver to the Company promptly upon request, at or after the Closing, any and all such instruments and documents relating to the aforementioned transfer as the Company or the Transfer Agent may reasonably request to facilitate the cancellation of such Preferred Shares.

     3. Representations and Warranties of the Company. The Company represents and warrants to each Holder as follows:

     3.1. Organization. The Company is a corporation duly incorporated and validly existing as a corporation and is in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     3.2. Due Authorization, Execution and Delivery. The Company has duly authorized, executed and delivered this Agreement. This Agreement constitutes a valid, binding and enforceable agreement of the Company, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3. No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such conflicts, breaches, violations or defaults that would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the consummation of the transactions contemplated herein, nor will such actions result in any violation of the provisions of the charter or bylaws of the Company or any of its subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets; and except for those which have already been obtained, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

     3.4. Due Authorization and Issuance. The Common Shares, upon issuance by the Company following receipt of the consideration provided for herein and satisfaction of the other conditions set forth herein, will be duly and validly authorized and issued, fully paid and non-assessable, will have been issued in compliance with all federal and state securities laws and will not have been issued in violation of any preemptive right, resale right, right of first refusal or similar right.

     4. Representations and Warranties of each Holder. Each Holder represents and warrants to the Company as follows:

     4.1. Organization. Each Holder, to the extent applicable, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     4.2. Due Authorization, Execution and Delivery. Each Holder has duly authorized, executed and delivered this Agreement. This Agreement constitutes a valid, binding and enforceable agreement of each Holder, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3. No Conflicts. The execution, delivery and performance of this Agreement by each Holder and the consummation of the transactions contemplated hereby will not result in, as applicable, any violation of the provisions of the charter or bylaws of any Holder or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Holder or any of its properties or assets; and except for those which have already been obtained, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement by any Holder and the consummation of the transactions contemplated hereby.

     4.4. Ownership. Each Holder is the sole beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such Holder’s Preferred Shares, free and clear of any preemptive rights or any liens, claims, security interests or other encumbrances of any kind or nature whatsoever (“Encumbrances”) and has the complete power to transfer and deliver such Holder’s Preferred Shares to the Company as contemplated by this Agreement, free and clear of Encumbrances. Upon transfer to the Company by each Holder of each Holder’s Preferred Shares, the Company will have good and marketable title to each Holder’s Preferred Shares, free and clear of all Encumbrances.

     4.5. Investment Decision; Subsequent Transactions. Each Holder is a sophisticated investor with substantial assets under management and substantial experience in making investment decisions in securities such as the Preferred Shares and the Common Shares, and in transactions such as the exchange of the Holders’ Preferred Shares for Common Shares of the Company as contemplated by this Agreement. Each Holder is fully capable of bearing the economic consequences of the transactions contemplated by this Agreement. Each Holder understands that, prior to the consummation of the IPO, the Common Shares are not traded on any National Securities Exchange nor on the NASDAQ National Market and are likely to be highly illiquid, particularly as measured against the number of Common Shares each Holder is acquiring hereby, and volatile. In making its decision to enter into this Agreement, each Holder has relied on its own examination of the Company, including, but not limited to, all information relating to the Company filed with the U.S. Securities and Exchange Commission. Each Holder has had an opportunity to make inquiries of the Company in connection with this Agreement and has done so to its satisfaction. The Company has not made any representations to any of the Holders other than those expressly set forth in this Agreement. The Holders further understand that the Company may, from time to time, enter into transactions with other holders of capital stock, as a whole or individually, that may involve exchanges of amounts of cash, securities or other property that the Holders may consider more attractive than the Common Shares being acquired by each Holder in exchange for such Holder’s Preferred Shares, and that following execution of this Agreement, the Holders shall have no right whatsoever to seek any adjustment or modification to the consideration afforded to the Holders hereunder or to otherwise “unwind” the transactions contemplated by this Agreement. The Holders acknowledge that the Company has no obligation whatsoever to make any future transaction relating to capital stock available to the Holders on any basis whatsoever.

     5. No Registration. Each Holder understands that the exchange of Common Shares for such Holder’s Preferred Shares hereby is intended to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) and Section 4(2) thereunder. In this regard, each Holder represents that it has not provided any item of value to any person other than the Holder’s Preferred Shares provided to the Company in connection with the transactions contemplated by this Agreement.

     6. Conditions. The obligations of the Company and the Holders hereunder to exchange the Holders’ Preferred Shares for Common Shares at the Closing are subject to the following conditions:

     6.1. Completion of the Reverse Stock Split. The 100,000-for-one reverse split of the Common Shares shall have been completed prior to the cancellation of the Series D Preferred Stock and prior to the exchanges of both the Series A Preferred Stock and the Series C Preferred Stock for Common Shares.

     6.2. Cancellation of Series D Preferred Stock and Exchange of Series C Preferred Stock. The Company shall have completed the cancellation of its Series D Preferred Stock prior to the exchange contemplated by this Agreement, and shall have completed the exchange of its Series C Preferred Stock for approximately 641,619 sharesa of the Common Shares simultaneously with the exchange contemplated by this Agreement.

     6.3. Use of Proceeds. The Company shall have obtained the additional amendment and waivers under its existing credit facilities described under the “Description of Certain Indebtedness” section of the Company’s Registration Statement, File number 333-115156, as amended, which are necessary to the consummation of the exchange contemplated by this Agreement.

     6.4. Accuracy of Representation and Warranties. The representations and warranties made by the Company and the Holders in connection with this Agreement shall be true and correct in all material respects on and as of the Closing.

[a]	This number of shares is subject to change based upon the final valuation of the shares.

     6.5. No Challenges. No action or event shall have occurred or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange of the Common Shares for each Holder’s Preferred Shares, by or before any court or governmental regulatory or administrative agency, authority or tribunal, in the Company’s reasonable judgment, could materially adversely affect the Company’s business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects and that of the Company’s subsidiaries, taken as a whole, or materially impair the contemplated benefits to the Company of the transactions contemplated hereby.

     6.6. Waiver of Conditions. Notwithstanding any other provisions of this Agreement, the Company, to the extent permitted by law, may waive any or all of the conditions contained herein; provided, however, that in no event shall the Company be required to consummate the transactions contemplated hereby in such circumstance.

     7. Other Provisions.

     7.1. Effectiveness of this Agreement. This Agreement and the exchange contemplated hereby will take effect immediately prior to the consummation of the IPO.

     7.2. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered or sent by mail, telex or facsimile transmission as follows:

(i)	if to the Company, to: Transportation Technologies Industries, Inc. 980 North Michigan Avenue, Suite 1000 Chicago, IL 60611 Attention: General Counsel Facsimile: (312) 280-4820

With a copy to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attention: Roger Meltzer, Esq.

(ii)	if to a Holder, to:

c/o Transportation Technologies Industries, Inc. 980 North Michigan Avenue, Suite 1000 Chicago, IL 60611 Attention: General Counsel Facsimile: (312) 280-4820

     7.3. Waivers and Amendments. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     7.4. Further Assurances. Each of the parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this Agreement.

     7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

     7.6. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     7.7. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the heirs, legal representatives and successors of the parties hereto.

     7.8. Assignment. None of the parties hereto may assign any rights under this Agreement and any such purported assignment of rights hereunder shall be void.

     7.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     7.10. Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies against any party hereto.

     7.11. Expenses. The Company will bear the costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     7.12. Entire Agreement. This Agreement constitutes the entire agreement as among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any such party.

     7.13. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

     7.14. Definition of the Term “Material Adverse Effect”. For purposes of this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on the consolidated financial condition, results of operations, stockholders’ equity, management, general affairs or business of the Company and its subsidiaries, taken as a whole.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the Company and each Holder have executed this Agreement as of the date first written above.

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
By:
Name:
Title:

HOLDERS:

TRANSPORTATION INVESTMENT PARTNERS, L.L.C.

Name:
Title:

CARAVELLE INVESTMENT FUND, L.L.C.

By:	Trimaran Advisors, L.L.C., its investment manager and attorney-in-fact

Name:
Title:

ALBION ALLIANCE MEZZANINE FUND, L.P.

By:	Albion Alliance LLC, its general partner

Name:
Title:

ALBION ALLIANCE MEZZANINE FUND II, L.P.

By:	AA MEZZ II GP, LLC, its general partner

By:	Albion Alliance LLC, its sole member

Name:
Title:

Schedule Ia

	Number of Preferred	Number of Common
	Shares Being	Shares Being Received
Name of Holder	Exchanged by Holder	by Holder
Albion Alliance
Mezzanine Fund, L.P.	[ ]
Albion Alliance
Mezzanine Fund II,
L.P.	[ ]
Caravelle Investment
Fund, L.L.C.	[ ]
Transportation
Investment Partners,
L.L.C.	[ ]
Total:	[ ]

[a]	These numbers are to be filled in at the time of Pricing.